FELDMAN WEINSTEIN LLP
                                COUNSELORS AT LAW
                        420 Lexington Avenue, Suite 2620
                            New York, New York 10170
                            Telephone: (212) 869-7000
                            Facsimile: (212) 997-4242
                        Internet: www.feldmanweinstein.com


November 9, 2005

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

      RE:   Edgar Filing
            Name of Company   Beaconsfield I, Inc.
            Type of Report    Form 10-SB/A
            SEC File No.      0-51564
            CIK Number        0001323923

Ladies and Gentlemen:

In accordance with the provisions of Regulation S-T and on behalf of the above referenced registrant, we transmit to you the registrant's EDGAR filing of registrant's Form 10-SB/A. We request both electronic and hard copy acceptance message.

A manually signed hard copy of the transmitted report has been retained together with the Company's books and records.


                                    Very truly yours,

                                    /s/ David Feldman
                                    -----------------
                                    David Feldman